Exhibit j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Variable Insurance Trust of our report dated February 21, 2020, relating to the financial statements and financial highlights, which appears in Virtus Rampart Enhanced Core Equity Series’ (one of the funds constituting Virtus Variable Insurance Trust) Annual Report on Form N-CSR for the year ended December 31, 2019. We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
August 31, 2020